Exhibit 10.25

SECOND AMENDMENT TO LICENSE AGREEMENT

THIS SECOND AMENDMENT TO LICENSE AGREEMENT is made as of this 31st day of March, 2018 by and between COOLSPRING STONE SUPPLY COMPANY, INC., a Pennsylvania corporation with its principal office in North Union Township, Pennsylvania 15401 (“Coolspring”) and DMC Global Inc. (formerly known as Dynamic Materials Corporation), a Delaware corporation with a business address at 1138 Industrial Park Drive, Mt. Braddock, PA 15465 (“DMC”).

WITNESS:

WHEREAS, Coolspring and DMC are parties to a July 29, 2008 License Agreement as amended by a First Amendment to License Agreement dated as of September 24, 2012 relating to access and use of a portion of Coolspring Mine No. 1 located within the boundaries of real estate leased to Coolspring pursuant to a Lease referenced and defined in the License Agreement; and

WHEREAS, pursuant to Paragraph No. 3 of the License Agreement DMC has an option to extend the length thereof on terms, including the amount of the License Fee, mutually agreeable to Coolspring and DMC; and

WHEREAS, based on a series of discussions Coolspring and DMC have agreed upon terms and conditions for extension of the License Agreement as are set forth herein.

NOW, THEREFORE, in consideration of their mutual promises and the consideration set forth herein, and intending to be legally bound thereby Coolspring and DMC agree as follows:

1.Reaffirmation. Except as specifically modified and amended pursuant to this Second Amendment, the License Agreement as amended by the First Amendment is hereby ratified and reaffirmed in all respects.
2.    Term/Option for Extension. The term of the License Agreement is hereby extended for a five year period commencing April 1, 2018 and terminating March 31, 2023, subject to all termination rights set forth in the License Agreement as previously amended. Provided DMC is not in default of any obligation it shall have the option at the expiration of the term ending March 31, 2023 to extend the term of this License Agreement for an additional term through and including March 31, 2028 on terms, including the amount of the License Fee, that are mutually agreeable to Coolspring and DMC. DMC shall provide Coolspring with written notice of its intention to exercise the option set forth herein not later than December 31, 2022. If DMC timely provides written notice of its intention to exercise the option to extend Coolspring and DMC shall engage in good faith negotiations regarding the terms applicable to the extended term, including the amount of the License Fee. If mutually acceptable terms are agreed to, the terms shall be set forth in a further amendment to this License Agreement as previously amended. If, despite good faith negotiations, Coolspring and DMC cannot agree on mutually acceptable terms then the option to extend beyond March 31, 2023 shall expire and be null and void, and this License Agreement shall terminate on March 31, 2023.

3.    License Fee. In consideration of the grant and use of the license provided hereunder, DMC agrees to pay to Coolspring the sum of xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx per year for each of the five years commencing April 1, 2018 that this License Agreement is in effect, payable in advance on or before the first day of each month in equal monthly installments of xxxxxxxxx xxxxxxxxx xxxx xxxxxxx xxxxx-xxxx xxxx xxxx xxxxx-xxxx xxxx xxxxxxxxxxxxxxxxxxxx each, which monthly installment shall be paid to Coolspring at the address set forth in Section 23 of the License Agreement. Given that this Second Amendment is dated as of March 31, 2018, DMC shall have until April 16, 2018 to deliver its first installment due under this Second Amendment; thereafter monthly payments will be due on or before the first of each month. The License Fee shall be paid pro-rata for any partial month that the License Agreement is in effect.
4.    DMC’s Use of Coolspring Mine No. 1. The license granted to DMC, as defined in the License Agreement as amended by the First Amendment, is reaffirmed and restated except for the following modifications:

(a)	The provisions of Paragraph No. 5(a) of the First Amendment are modified by substituting “12,500 pounds of explosives” for “10,000 pounds of explosives” both places that phrase appears.

(b)
The provisions of Paragraph No. 5(b) of the First Amendment are deleted and replaced with the following operative language: “DMC agrees that that portion of its explosion bonding activities that consistent of or relate to industrial diamond synthesis/bonding shall be limited to explosions utilizing not more than 9,000 pounds of explosive and in no more than 96 days in any 12-month period commencing April 1, 2018 unless, and only unless, DMC obtains the prior written consent of Coolspring.

(c)	The terms and provisions of Paragraph No. 8 of the First Amendment to the License Agreement are deleted in their entirety.
5.    Warranty by Coolspring. Coolspring warrants and represents that it is authorized under its lease for Coolspring Mine No. 1 to enter into and perform this Second Amendment and that it will defend any claim by any lessor to the contrary. Notwithstanding the foregoing, however, should it be determined that the lease to Coolspring of Coolspring Mine No. 1 will not permit the activities set forth in this Second Amendment, Coolspring’s liability to DMC shall be for compensatory damages only which, in no event, shall exceed the amount theretofore paid by DMC to Coolspring under this Second Amendment.
6.    Caption/Counterparts. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Second Amendment or in any way affect its provisions. This Second Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to License Agreement as of the date first written above.
SNODDY MANAGEMENT, INC.

__/s/ William R. Snoddy______________
William R. Snoddy, President

DMC GLOBAL INC.

__/s/ John Scheatzle_______________
Name: John Scheatzle
Title: President, NobelClad Division